Director Fee Arrangements

          Each director of First Niles Financial, Inc. (the "Company") is also a director of Home Federal Savings and Loan Association of Niles (the "Bank")are identical. Directors of the Company are not compensated for service on the Company's Board of Directors. Directors of the Bank, however, are compensated for service on the Bank Board of Directors. For 2005, as for 2004, each director of the Bank receives a fee of $500 for each meeting of the Board of Directors attended.

          Stock options and restricted stock may be granted at the discretion of the Compensation Committee of the Board of Directors. Any such grants are strictly discretionary and are not based on any formula or performance measures.